Exhibit 99.2

                   Ibis Technology Names Charles M.
                  McKenna as Chief Operating Officer

   DANVERS, Mass.--(BUSINESS WIRE)--July 20, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced the appointment of Charles M. McKenna as executive vice president and chief operating officer, effective today. McKenna will report directly to Martin J. Reid, Ibis' president and CEO, and will be responsible for managing the company's worldwide engineering, production and sales and marketing operations.
    McKenna has over thirty years experience in the semiconductor equipment industry, including positions with Varian Semiconductor Equipment Associates where he served as chief operating officer and chief technical officer, and Brooks Automation where he was executive vice president and chief technology officer. Earlier, McKenna held various management and engineering positions at IBM, and Hughes Research Lab.
    Martin J. Reid, president and CEO of Ibis Technology Corporation, said, "We are very pleased to have Chuck McKenna join Ibis in this important, senior management role. Chuck has a wide range of executive management skills, and the timing of his joining Ibis couldn't be better. We value Chuck's ability to contribute to the management of the strategic planning process necessary to build highly productive teams that can efficiently respond to future customer demand. In addition, his extensive experience with ion implant system architectures and processes and his leadership skills will help Ibis refine its product roadmaps, enabling us to deliver the kind of technical innovation and operational excellence demanded by our wafer manufacturer customers."
    "The breadth and depth of Chuck's long-term relationships with semiconductor industry leaders and his international experience will also be a great asset for Ibis," added Reid.
    "Ibis is at an important juncture in its growth," said McKenna. "I believe the timing is right to drive SIMOX into mainstream SOI wafer production, and I look forward to working with this outstanding team of people to respond to the growing market needs for cost-effective SOI solutions."
    McKenna, who has served as a special project consultant at Ibis since May of this year, holds a bachelor's degree in physics from St. Joseph's College and a Ph.D. in nuclear physics from Florida State University.
    In a separate press release issued by Ibis today, the company reported its second quarter 2005 financial results.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the company's SIMOX-SOI technology, (ii) the company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (iii) the company's expectations regarding future orders for i2000 implanters, (iv) the adequacy of the company's cash resources for continuing and future operations, and (v) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of July 20, 2005, and Ibis undertakes no duty to update this information unless required by law.


    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President